Exhibit 10.2
BACKSTOP COMMITMENT AGREEMENT
          BACKSTOP COMMITMENT AGREEMENT (this “Agreement”) dated as of April 7, 2010, by and between Advanced BioEnergy, LLC, a Delaware limited liability company (“ABE”) and Hawkeye Energy Holdings, LLC, a Delaware limited liability company (“Hawkeye”).
          WHEREAS, Hawkeye owns 3,333,333 membership units of ABE (“ABE Units”), which is equal to approximately 18.7% of the ABE Units outstanding as of the date hereof (the percentage of the ABE Units owned by Hawkeye as of the date hereof, “Existing Hawkeye Percentage”);
          WHEREAS, Heartland Grain Fuels, L.P., a Delaware limited partnership (“HGF”) is a subsidiary of ABE;
          WHEREAS, HGF is the borrower under (a) the Senior Credit Agreement, dated as of October 1, 2007, among HGF, as Borrower, the Lenders referred to therein and WestLB AG, New York Branch, as Administrative Agent for the Lenders (the “Administrative Agent”), Collateral Agent for the Senior Secured Parties (together with the Lenders, the Administrative Agent and the other lender parties thereto, the “Senior Credit Agreement Lender Parties”), (as amended and supplemented, the “Senior Credit Agreement”), and (b) the Subordinate Solid Waste Facilities Revenue Bonds (Heartland Grain Fuels, L.P. Ethanol Plant Project) Series 2007A (the “Bonds” and together with the Senior Credit Agreement the “HGF Debt”) issued by Brown County, South Dakota;
          WHEREAS, HGF is in default under the HGF Debt;
          WHEREAS, ABE and HGF propose to restructure the HGF Debt (the “Restructuring”) in accordance with the terms set forth on the Proposed Terms attached hereto as Exhibit A (the “Restructuring Term Sheet”);
          WHEREAS, the Restructuring would be effected pursuant to a lock-up agreement (the “Lock-Up Agreement”) that contemplates either (a) approval of the Restructuring by the requisite Senior Credit Agreement Lender Parties (a “Contractual Restructuring”) or (b) if such requisite approval is not obtained, a voluntary petition commencing a prepackaged or prenegotiated case under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in a United States Bankruptcy Court (the “Bankruptcy Court”) (a “Chapter 11 Restructuring” and the plan of reorganization implementing the terms set forth on the Restructuring Term Sheet, the “Plan”);
          WHEREAS, the Restructuring would require ABE to invest $10.0 million in cash in HGF;
          WHEREAS, ABE proposes to raise net proceeds of up to $10.0 million to invest in HGF by offering for sale in a private placement newly-issued ABE Units with a purchase price of $1.50 per unit (the “Purchase Price”) and an aggregate purchase price of up to $10.0 million (as further described in this Agreement, the “Private Offering”);
          WHEREAS, the Private Offering would offer ABE Units to each of the members of ABE who has established to ABE’s satisfaction that it is an accredited investor on a pro-rata basis and may offer ABE Units to other accredited investors at the discretion of ABE’s Board;

          WHEREAS, the Senior Credit Agreement Lender Parties require as a condition to the Lock-Up Agreement that ABE have evidence of its ability to invest $10.0 million in cash in HGF;
          WHEREAS, in order to facilitate the Restructuring and the Private Offering, pursuant to this Agreement and subject to the terms, conditions and limitations set forth herein, Hawkeye agrees to purchase, and ABE agrees to issue and sell, for the Purchase Price per ABE Unit, (a) its pro-rata portion of the ABE Units offered in the Private Offering (“Hawkeye Pro-Rata Units”) and (b) all ABE Units offered in the Private Offering that are not purchased by others pursuant to the Private Offering and this Agreement (the “Unsubscribed Units” and, together with the Hawkeye Pro-Rata Units, the “Hawkeye Additional Units”);
          WHEREAS, the $10 million Private Offering would require amendment of ABE’s Limited Liability Company Agreement to increase the number of ABE Units authorized thereby (the “LLC Agreement Amendment”);
          WHEREAS, members of ABE with 49.9% of the ABE Units entitled to vote have entered into Amendment No. 1 to the Voting Agreement dated as of August 28, 2009, pursuant to which such members agree to vote in favor of the LLC Agreement Amendment;
          WHEREAS, simultaneous with the execution of this Agreement, HGF and all of HGF’s subsidiaries, as applicable, are entering into with Hawkeye Gold, LLC Exclusive Ethanol Marketing Agreements (the “Ethanol Agreements”) in the form attached hereto as Exhibit B, which such Ethanol Agreements shall apply to substantially all ethanol produced by HGF and its subsidiaries and shall become effective, subject to the transition period terms set forth therein, simultaneous with the closing of the Restructuring (the “Restructuring Closing,” which such term, with respect to the Ethanol Agreements and Distillers Grain Agreement (as defined below), shall include the closing of any material restructuring of the HGF Debt, regardless of whether such restructuring is on the terms set forth on the Restructuring Term Sheet); and
          WHEREAS, simultaneous with the execution of this Agreement, HGF and all of HGF’s subsidiaries, as applicable, are entering into with Hawkeye Gold, LLC Exclusive Distiller Grains Marketing Agreement (the “Distillers Grain Agreements”) substantially in the form attached hereto as Exhibit C, which such Distillers Grain Agreement shall apply to all distiller grains produced by HGF and its subsidiaries at its Aberdeen, South Dakota plant and shall become effective simultaneous with the Restructuring Closing.
          NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ABE and Hawkeye agree as follows:
          1. The Private Offering. The Private Offering will be conducted as follows:
          (a) Subject to the terms and conditions of this Agreement, ABE hereby undertakes to offer ABE Units for subscription by the members of ABE as set forth in this Agreement.
          (b) Each member of ABE who has established to ABE’s satisfaction that it is an accredited investor (a “Qualified Investor”)shall be offered the opportunity to purchase ABE Units in the Private Offering for $1.50 per ABE Unit. ABE intends to endeavor to make such units available to Qualified Investors on a pro rata basis, however, subject to Hawkeye’s rights hereunder, the Board of ABE will have discretion as to the actual number of ABE Units issued to any Qualified Investor. The exact number of ABE Units offered will be determined by the Board of ABE based on its determination of the amount of equity needed by ABE to invest $10.0 million in HGF, net of expenses.
          (c) The Hawkeye Pro-Rata Units will be determined by dividing the number of ABE Units owned by Hawkeye as of the date hereof by the total number of ABE Units determined by the Board of ABE to be owned by all Qualified Investors as of the date hereof.
          (d) In the event that in connection with the Restructuring any Qualified Investor other than Hawkeye desires to acquire a number of ABE Units (or other equity interests, or rights to receive equity interests, of ABE) in excess of the Qualified Investor’s pro-rata share (determined in the same manner as the Hawkeye Pro-Rata Units) or ABE elects to offer ABE Units to any accredited investor who is not a member of ABE, ABE will consult with Hawkeye prior to the acceptance of subscription agreements for amounts in excess of the Qualified Investor’s pro-rata share or from any accredited investor who is not a member of ABE. Notwithstanding anything to the contrary in this Agreement or elsewhere, without Hawkeye’s prior written consent, such consent not to be unreasonably withheld, no participant in the Private Offering shall be given the right to purchase a number of ABE Units that is greater than 666,000 ABE Units more than its pro-rata share of the Private Offering (or in the case of a purchaser that is not a member of ABE as of the date hereof, the right to purchase more than 666,000 ABE Units).
          (e) ABE will distribute subscription forms for the ABE Units as promptly as reasonably practicable. The date of such distribution is herein referred to as the “Distribution Date”. ABE will be responsible for effecting the distribution of any materials related to the Private Offering to each Qualified Investor or other offeree.
          (f) The offering period (the “Offer Period”) will commence on the Distribution Date and will end not later than May 14, 2010, (the “Subscription Expiration Date”), subject to ABE’s right to alter such date with the prior consent of Hawkeye (which consent shall not be unreasonably withheld).
          (g) Hawkeye will furnish to ABE the funds necessary to purchase the Hawkeye Additional Units required to be purchased hereunder simultaneous with the Restructuring Closing (the date of the Restructuring Closing, the “Closing Date”).
          (h) ABE will issue the Hawkeye Additional Units to Hawkeye simultaneous with the Restructuring Closing, and in any event in compliance with the terms of the Private Offering.
          (i) ABE hereby agrees and undertakes to give Hawkeye written notice by electronic facsimile transmission of a certification by an executive officer of ABE of either (i) the number of Unsubscribed Units and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Units, of the fact that there are no Unsubscribed Units and that the Backstop Commitment (as defined below) is terminated (a “Satisfaction Notice”) as soon as practicable after the Subscription Expiration Date and, in any event, not later than 12:00 p.m. New York City time on the seventh Business Day following the Subscription Expiration Date (the date of transmission confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”). For the purposes of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.
     2. The Backstop Commitment.
          (a) On the basis of the representations and warranties herein contained, but subject to the conditions set forth in Section 7, on the Closing Date (i) Hawkeye agrees to subscribe for and purchase, and ABE agrees to issue and sell, at the aggregate Purchase Price, all of the Hawkeye Pro-Rata Units and (ii) Hawkeye agrees to subscribe for and purchase, and ABE agrees to issue and sell, at the aggregate Purchase Price therefor, all Unsubscribed Units as of the Subscription Expiration Date (the commitments set forth in clauses (i) and (ii) above, collectively, the “Backstop Commitment”).
          (b) In exchange for the Backstop Commitment, on or as soon as practicable after the Closing Date, ABE will reimburse Hawkeye for all reasonable costs and expenses, including professional fees and expenses, incurred in connection with the Private Offering. These obligations are in addition to, and do not limit, ABE’s obligations under Section 8.
          (c) ABE will provide a Purchase Notice or a Satisfaction Notice to Hawkeye as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Units, if any, provided, that on the Closing Date Hawkeye will purchase, and ABE will sell, only such number of Unsubscribed Units as are listed in the Purchase Notice, without prejudice to the rights of Hawkeye to seek later an upward or downward adjustment if the number of Unsubscribed Units in such Purchase Notice is inaccurate.
          (d) All Hawkeye Additional Units will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by ABE.
          (e) Notwithstanding anything to the contrary in this Agreement, Hawkeye, in its sole discretion, may designate that some or all of Hawkeye Additional Units be issued in the name of, and delivered to, one or more of its Affiliates (as defined herein) as long as any such Affiliate is an “accredited investor” within the meaning of rule 501 under the Securities Act.
          3. Representations and Warranties of ABE. Each capitalized term used but not otherwise defined in this Section 3 shall have the meaning of such term set forth in the letter agreement, dated August 21, 2009, by and between ABE and Hawkeye (the “Letter Agreement”). Except as disclosed in writing to Hawkeye on the date hereof (such writing, the “Disclosure Letter”), ABE represents and warrants to Hawkeye as of the date hereof and as of the Closing Date:

          (a) Authorization. ABE has the requisite limited liability company power to execute and deliver the Offering Documents (as defined in Section 7 below) to which ABE is a party and to perform its obligations under the Offering Documents. The execution and delivery by ABE of the Offering Documents to which ABE is a party and the performance by it of its obligations under the Offering Documents, including, without limitation, the investment of the Private Offering proceeds in HGF and the issuance of the Hawkeye Additional Units to Hawkeye, have been duly authorized, or as applicable, will have been duly authorized when executed, by all necessary limited liability company action on the part of ABE. The Offering Documents to which ABE is a party have been duly executed and delivered, or as applicable, will be duly executed and delivered, by duly authorized officers of ABE, and, assuming the due execution and delivery of the Offering Documents by the other party or parties thereto, constitute valid and binding obligations of ABE enforceable against ABE in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b) No Conflicts. The execution and delivery of each of the Offering Documents does not, and neither the performance by ABE of its obligations under the Offering Documents, nor the consummation of the transactions contemplated by the Offering Documents, including, without limitation, the investment of the Private Offering proceeds in HGF and the issuance of the Hawkeye Additional Units to Hawkeye, will, (i) conflict with the certificate of formation or limited liability company agreement of ABE, (ii) conflict with, result in any violation of, constitute a default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any material contract of ABE, (iii) violate, constitute a default under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any permit of ABE, (iv) violate any citation, order, judgment, decree, writ, or injunction, or require the consent or approval, of any governmental entity applicable to ABE, (v) to the knowledge of ABE, violate any law applicable to ABE, or (vi) result in the creation of any encumbrance upon any of the assets or properties of ABE.
          (c) SEC Reports and the Memorandum.
               (i) ABE has previously made available to Hawkeye an accurate and complete copy of each (i) registration statement, prospectus, report, schedule and definitive proxy statement filed by ABE with the SEC since January 1, 2007 pursuant to the Securities Act or the Exchange Act (the “SEC Reports”), and prior to the date hereof and (ii) communication mailed by ABE to its unitholders since January 1, 2007 and prior to the date hereof (including the Memorandum), and no such SEC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. The SEC Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates such SEC Reports were filed. The statements in the Memorandum accurately apply to the Hawkeye Additional

Units in the same manner and respect they apply to the ABE Units previously purchased by Hawkeye.
               (ii) The consolidated financial statements of ABE included in the SEC Reports or the Memorandum complied as to form in all material aspects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”), the consolidated financial position of ABE as of the dates thereof and its consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that are not expected to be material).
          (d) Absence of Undisclosed Liabilities, Indebtedness. ABE and its subsidiaries have no Liabilities that are required to be reflected in, reserved against, or otherwise described in a consolidated balance sheet of ABE and its subsidiaries (or the notes thereto) prepared in accordance with GAAP except (i) those Liabilities provided for or reserved against in the financial statements included in the most recent SEC Report or (ii) Liabilities arising in the ordinary course of business consistent with past practice since March 31, 2009, which are not individually or in the aggregate material. Schedule 1 attached hereto sets forth a true and complete description of all Indebtedness of ABE and its subsidiaries as of the date hereof and as of the time immediately following the effectiveness of the Restructuring.
          (e) HGF Liabilities. Neither ABE nor any of its subsidiaries other than HGF and its subsidiaries has or will have any liability or other responsibility with respect to the Liabilities of HGF and its subsidiaries or arising from ABE’s ownership or management of HGF and its subsidiaries, other than liabilities of ABE arising in the ordinary course of business out of the management services provided by ABE to HGF and its subsidiaries.
          (f) Litigation. There is no claim or judicial or administrative action, suit, proceeding, or investigation pending or, to the knowledge of ABE, threatened (i) that questions the validity of this Agreement or the Private Offering, the performance by ABE of the obligations to be performed by it hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) relating to the business of ABE or any of its subsidiaries (as now conducted or as proposed to be conducted) or materially affecting ABE or any of its subsidiaries or any of their respective assets or properties.
          (g) Exclusive Representations and Warranties. The representations and warranties set forth in this Agreement and the other Offering Documents are the sole and exclusive representations and warranties made by ABE with respect to the subject matter hereof. Nothing in this Agreement or the other Offering Documents shall exclude or otherwise limit in any manner any available claims Hawkeye or its Affiliates may have against ABE, including without limitation, pursuant to SEC Rule 10b-5.
          4. Representations and Warranties of Hawkeye. Hawkeye represents and warrants to, and agrees with, ABE as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the Closing Date:

          (a) Authorization. Hawkeye has the requisite limited liability company power to execute and deliver the Offering Documents to which Hawkeye is a party and to perform its obligations under such Offering Documents. The execution and delivery by Hawkeye of the Offering Documents to which Hawkeye is a party and the performance by it of its obligations under such Offering Documents have been duly authorized, or as applicable, will have been duly authorized when executed, by all necessary limited liability company action on the part of Hawkeye. The Offering Documents to which Hawkeye is a party have been duly executed and delivered, or as applicable, will be duly executed and delivered, by duly authorized officers of Hawkeye, and, assuming the due execution and delivery of such Offering Documents by the other party or parties thereto, constitute valid and binding obligations of Hawkeye enforceable against Hawkeye in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b) No Conflicts. The execution and delivery of each of the Offering Documents to which Hawkeye is a party does not, and neither the performance by Hawkeye of its obligations under such Offering Documents, nor the consummation of the transactions contemplated by such Offering Documents, will, (i) conflict with the certificate of formation or limited liability company agreement of Hawkeye, (ii) conflict with, result in any violation of, constitute a default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any material contract of Hawkeye, (iii) violate, constitute a default under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any permit of Hawkeye, (iv) violate any citation, order, judgment, decree, writ, or injunction, or require the consent or approval, of any governmental entity applicable to Hawkeye, (v) to the knowledge of Hawkeye, violate any law applicable to Hawkeye, or (vi) result in the creation of any encumbrance upon any of the assets or properties of Hawkeye.
          (c) Litigation. There is no claim or judicial or administrative action, suit, proceeding, or investigation pending or, to the knowledge of Hawkeye, threatened that questions the validity of this Agreement, the performance by Hawkeye of the obligations to be performed by it hereunder or the consummation of the transactions contemplated hereby.
          (d) Available Funds. Hawkeye has and will have on the Closing Date the funds necessary to satisfy its obligations under this Agreement.
          5. Additional Covenants of ABE.
          (a) ABE agrees that the Contractual Restructuring or the Chapter 11 Restructuring (including the Plan), as applicable, (i) will be consistent with the Restructuring Term Sheet and (ii) will contain only such other terms and conditions that are reasonably acceptable to Hawkeye. ABE will provide to Hawkeye and its counsel a copy of the proposed Confirmation Order or Contractual Restructuring documentation, as applicable, and a reasonable opportunity to review and comment on such order prior to such Confirmation Order being filed with the Bankruptcy Court or such Contractual Restructuring documentation becoming effective.

          (b) ABE agrees with Hawkeye to use reasonable best efforts to effectuate the Private Offering as provided herein and to use best efforts to obtain each of the approvals set forth on the Disclosure Letter (and any other approvals that should have been set forth on the Disclosure Letter). All proceeds from the Private Offering will be invested in HGF and used by HGF to pay-down HGF debt in accordance with the Restructuring Term Sheet.
          (c) ABE agrees to notify Hawkeye as and when requested by Hawkeye of the aggregate number of ABE Units known by ABE to have been subscribed for pursuant to the Private Offering.
          (d) ABE agrees with Hawkeye to determine the number of Unsubscribed Units, if any, in good faith, to provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Units as so determined and to provide to Hawkeye a certification by the Subscription Agent of the Unsubscribed Units or, if such certification is not available, such backup to the determination of the Unsubscribed Units as Hawkeye may reasonably request.
          6. Additional Covenants of Hawkeye. Hawkeye agrees with ABE:
          (a) To provide ABE with such information as ABE reasonably requests regarding Hawkeye for inclusion in the Disclosure Statement or in any Offering Document.
          (b) Not to file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Disclosure Statement or the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent with this Agreement or ABE’s efforts to obtain the entry of the Court Orders consistent with this Agreement.
          7. Conditions to the Obligations of Hawkeye. The obligation of Hawkeye to purchase Hawkeye Additional Units pursuant to the Backstop Commitment on the Closing Date are subject to the following conditions:
          (a) ABE shall have entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with respect to the Hawkeye Additional Units that gives Hawkeye registration rights with respect to the Hawkeye Additional Units that are substantially the same as the registration rights granted to Hawkeye pursuant to that Registration Rights Agreement, dated August 28, 2009, as amended or supplemented from time to time, by and between ABE and Hawkeye or such other terms as ABE and Hawkeye may mutually agree;
          (b) Hawkeye shall have received enforceable pro-rata participation rights and anti-dilution rights with respect to the Hawkeye Additional Units that are substantially the same as the pro-rata participation rights and anti-dilution rights set forth in Sections 2 and 3, respectively, of the Letter Agreement or such other terms as ABE and Hawkeye may mutually agree;
          (c) following the Restructuring Closing, each of the Ethanol Agreements and the Distillers Grain Agreements shall be in full force and effect;
          (d) the Registration Rights Agreement, the Ethanol Agreements, the Distillers Grain Agreements and all other agreements or arrangements referenced in this

Section 7 (collectively, including this Agreement, the “Offering Documents”) shall have been approved by all, if any, third parties from whom consent to such respective agreements or arrangements is necessary;
          (e) ABE shall have commenced the Private Offering, the Private Offering shall have been conducted in all respects in accordance with this Agreement and the Subscription Expiration Date shall have occurred;
          (f) Hawkeye shall have received a Purchase Notice in accordance with Section 1(i) from ABE, dated as of the Determination Date, certifying as to the number of Unsubscribed Units to be purchased pursuant to the Backstop Commitment;
          (g) the Hawkeye Additional Units shall be, upon payment of the aggregate Purchase Price as provided herein, validly issued, fully paid, non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights;
          (h) no judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Restructuring, the Private Offering or the transactions contemplated by this Agreement;
          (i) this Agreement shall be valid and enforceable against ABE and ABE shall not be in breach of this Agreement;
          (j) the representations and warranties of ABE in Section 3 shall be true and correct in all material respects as if made on the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);
          (k) ABE and each of its subsidiaries (other than HGF and its subsidiaries) shall be in full compliance with, and following the closing of the transactions contemplated by the Offering Documents will be in full compliance with, all credit agreements and similar documents to which they are parties, including, without limitation, all financial covenants therein, and HGF and each of its subsidiaries will be in full compliance with all credit agreements and similar documents to which they are parties, including, without limitation, all financial covenants therein, following the effectiveness of the Restructuring on the Closing Date;
          (l) all proceeds (net of offering expenses) from the Private Offering will be invested in HGF and used by HGF to pay-down HGF debt in accordance with the Restructuring Term Sheet, and Hawkeye shall have received documentation reasonably satisfactory to Hawkeye that such use of proceeds is in compliance with the credit agreements and similar documents of ABE and each of its subsidiaries.
          (m) subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean any change, effect, event, occurrence, development, circumstance, or state of facts which, either alone or in combination, has had, or would reasonably be expected to have, a materially adverse effect on the business, properties, operations, financial condition or results of operations of ABE and its subsidiaries taken as a whole, or which would reasonably be expected to materially impair its or their ability to perform its or their obligations under this Agreement or the Plan, or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Plan (it being acknowledged by Hawkeye that a Restructuring on the terms contemplated by this Agreement does not in itself constitute a Material Adverse Effect);
          (n) the Restructuring shall have been successfully completed, or will be successfully completed on the Closing Date, in accordance with the terms of the Restructuring Term Sheet, which terms shall result in ABE owning in excess of 99% of the equity interests of HGF and its subsidiaries; and if the Restructuring is not a Contractual Restructuring, then:
               (i) if approval of this Agreement by the Bankruptcy Court is necessary, an entry of orders of the Bankruptcy Court approving this Agreement (the “Agreement Order”) shall have been entered by the Bankruptcy Court and shall not have been reversed, stayed, modified, or amended;
               (ii) The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall be nonappealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order;
               (iii) The Plan, as approved, and the Confirmation Order as entered, by the Bankruptcy Court, shall (A) be consistent in all material respects with the Restructuring Term Sheet and (B) contain only such other terms and conditions that are reasonably acceptable to Hawkeye;
               (iv) The conditions to confirmation and the conditions to the effective date of the Plan have been satisfied or waived by HGF in accordance with the Plan, and the effective date of the Plan shall have occurred or will occur on the Closing Date; and
               (v) the Chapter 11 Case of HGF shall not have been converted to one or more cases under chapter 7 of the Bankruptcy Code or to one or more liquidating chapter 11 cases thereunder or have been dismissed; and
          (p) the LLC Agreement Amendment shall have become effective to permit the issuance of additional Units contemplated by the Private Offering.
          8. Indemnification.
               (a) Whether or not the Private Offering is consummated or this Agreement or the Backstop Commitment is terminated, ABE will indemnify Hawkeye, its Affiliates and their respective officers, directors, employees, advisors, shareholders, members, managers, partners, attorneys, agents and representatives (the “Indemnitees”), from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and attorneys’ fees) and expenses (collectively, “Losses”) to which any of the Indemnitees becomes subject arising out of or in connection with any third-party claim, challenge, litigation, investigation or proceedings with respect to the Private Offering, the Backstop Commitment, this Agreement, the Restructuring, any Plan, any Agreement Order, any Confirmation Order or the transactions contemplated by the foregoing, including, without limitation, reimbursement of Hawkeye fees and expenses, offer of the ABE Units, purchase and sale of ABE Units in the Private Offering and purchase and sale of ABE Units pursuant to the Backstop Commitment, or any breach by ABE of this Agreement, or to reimburse each of the Indemnitees for any legal or other costs and expenses incurred in connection with investigating or defending, participating or testifying in any of the foregoing, provided, however, that the foregoing indemnity will not apply to Losses to the extent that they are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from (A) a breach by Hawkeye of the Restructuring Documents or (B) bad faith, the willful misconduct or gross negligence of such Indemnitees. Such legal or other expenses shall be promptly reimbursed as and when they are incurred.
          (b) In case any proceeding shall be instituted in respect of which indemnity may be sought pursuant to the paragraph above, the Indemnitee shall promptly notify ABE. In any event, failure to notify ABE will not relieve ABE from any liability which it may have on account of this indemnity or otherwise, except to the extent ABE is materially prejudiced by such failure. Upon ABE’s prompt written notice to Hawkeye, ABE may retain counsel reasonably satisfactory to Hawkeye to represent Hawkeye and any Indemnitee and will pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnitee will have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) ABE and Hawkeye have mutually agreed to the retention of such counsel or (ii) the Indemnitee has been advised by counsel that there are actual or potential conflicting interests between ABE and the Indemnitee, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to ABE. It is understood that ABE shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnitees in any matter or series of related matters.
          9. Survival of Representations and Warranties, Etc. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the issuance of the Hawkeye Additional Units.
          10. Termination.
          (a) Either ABE or Hawkeye may terminate this Agreement in the event the Lock-Up Agreement is not entered into within two Business Days after the date of this Agreement or in the event the Lock-Up Agreement is terminated. In the event the total number of ABE Units included in the Private Offering or the allocation of such ABE Units among purchasers has not been fully and finally determined on or prior to May 17, 2010, Hawkeye may terminate this Agreement on or after May 18, 2010. In the event the Restructuring is structured as a Contractual Restructuring and the Hawkeye Additional Units are not issued on or prior to May 28, 2010, Hawkeye may terminate this

Agreement on or after May 29, 2010. In the event the Restructuring is structured as a Chapter 11 Restructuring but one or more of the approvals set forth on the Disclosure Letter (and any other approvals that should have been set forth on the Disclosure Letter) has not been obtained on or prior to May 28, 2010, it being acknowledged that such approvals may be conditioned, in a manner reasonably acceptable to Hawkeye, on the effectiveness of a restructuring of the HGF debt substantially on the terms set forth in the Restructuring Term Sheet, Hawkeye may terminate this Agreement on or after May 29, 2010. In the event the Restructuring is structured to be effected as a Chapter 11 Restructuring, the Hawkeye Additional Units are not issued on or prior to July 31, 2010 and this Agreement has not previously been terminated, Hawkeye may terminate this Agreement on or after August 1, 2010.
          (b) Notwithstanding the termination of this Agreement pursuant to Section 10(a), each party shall remain liable for the breach of this Agreement.
          11. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Hawkeye:	with a copy to:

Hawkeye Energy Holdings, LLC	Weil, Gotshal & Manges LLP
224 S. Bell Ave.	100 Federal Street, 34th Floor
Ames, Iowa 50010	Boston, Massachusetts 02110
Attention: Timothy B. Callahan	Attention: Steven M. Peck
Fax: (515) 233-5577	Fax: (617) 772-8333

If to ABE:	with a copy to:

Advanced BioEnergy, LLC	Faegre & Benson LLP
10201 Wayzata Boulevard, Suite 250	2200 Wells Fargo Center
Minneapolis, Minnesota 55305	90 South Seventh Street
Attention: Richard Peterson	Minneapolis, Minnesota 55402
Fax: (763) 226-2725	Attention: Peter J. Ekberg
Fax: (612) 766-1600
          12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or Hawkeye’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by Hawkeye to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of Hawkeye which is an “accredited investor” within the meaning of rule 501 under the Securities Act, provided, that any such assignee assumes the obligations of Hawkeye hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as Hawkeye. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve Hawkeye of its obligations hereunder if such assignee fails to perform such obligations. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.

This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement; provided, however, that each of the Indemnitees shall be considered an explicit third-party beneficiary of the provisions set forth in Section 8.
          13. Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.
          14. Governing Law, Jurisdiction. This Agreement and all actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in a court in the State of Delaware or, as applicable, the Bankruptcy Court.
          15. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
          16. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.
          17. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
          18. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
          19. No Solicitation, Etc. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in any Chapter 11 Case. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.
          20. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other parties hereto may reasonably request, in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

Advanced BioEnergy, LLC
By:	/s/ Richard R. Peterson
	Name:	Richard R. Peterson
	Its:	Chief Executive Officer, President and Chief Financial Officer

Hawkeye Energy Holdings, LLC
By:	/s/ Timothy B. Callahan
	Name:	Timothy B. Callahan
	Its:	Chief Financial Officer

(SIGNATURE PAGE TO BACKSTOP COMMITMENT AGREEMENT)